Exhibit 99.1

For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

TAX REFORM PROMPTS ROLLINS, INC. TO ENHANCE EMPLOYEE BENEFITS

ATLANTA, GEORGIA, April 17, 2018: Rollins, Inc. (NYSE: ROL), a premier global consumer and commercial services company announced that as a result of the U.S. Tax Legislation, the Company is planning to use part of the savings to improve added employee benefits. These changes include an enhanced 401(K) match, stock grants, additional paid time off and additional employee scholarship opportunities.

The improvements to the 401(K) plan will be retro-active to January 1, 2018. One-time stock grants will be issued on a tiered company tenure basis to U.S. based employees, and the total number of shares in the program will not exceed 50,000 shares. These grants are subject to approval of the new stock plan at the upcoming Board of Directors meeting, corresponding SEC registration requirements and the execution of a stock award agreement. These improved employee benefits will have a $0.01 impact on our first quarter earnings results.

Rollins, Inc. Vice Chairman and CEO, Gary W. Rollins, said “We are excited to announce these significant benefit enhancements for our U.S. based employees. As a service company, our employees are our most important asset and these benefit improvements recognize that.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Orkin Australia, Waltham Services LLC., OPC Pest Services, PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.allpest.com.au, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s expectation that its first quarter earnings will be impacted by $0.01 per share, that the changes will include an enhanced the 401(k)match that is retroactive to January 1, 2018, stock grants not exceeding 50,000 shares, additional paid time off and additional employee scholarship opportunities.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017.

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